NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

CIRTRAN CORPORATION

AMENDED, RESTATED, AND CONSOLIDATED
SECURED CONVERTIBLE DEBENTURE

Original Issuance Date: December 31, 2007	Principal Amount: $3,007,317.97
No. YAG-1	Interest Amount: $1,085,471.33

This Amended, Restated, and Consolidated Secured Convertible Debenture (this “Debenture”) is issued by CirTran Corporation, a Nevada corporation also known as CirTran Corp. (the “Company”), to YA Global Investments, L.P. (f/k/a/ Cornell Capital Partners, LP) (the “Holder”) in connection with the Ratification Agreement (as defined below) and amends, restates and consolidates in their entirety (and is given in substitution for but not in satisfaction of) the following debentures (as each may have been amended and is currently in effect, collectively, the “Prior Debentures”): (a) that certain Secured Convertible Debenture dated May 26, 2005 (the “May 2005 Debenture”) originally issued by the Company to Highgate House Funds, Ltd., and thereafter assigned to the Holder, in the original principal amount of Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00); (b) that certain Secured Convertible Debenture dated December 30, 2005 issued by the Company to the Holder in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00); and (c) that certain Secured Convertible Debenture dated August 23, 2006 issued by the Company to the Holder in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).  The Prior Debentures are all merged into and superseded by this Debenture.  This Debenture does not effect a refinancing of all or any portion of the obligations under the Prior Debentures, it being the intention of the Company and the Holder to avoid effectuating a novation of any such obligations.  All amounts due under the Prior Debentures, including the principal amount of Three Million Seven Thousand Three Hundred Seventeen and  97/100 Dollars ($ 3,007,317.97) set forth above (the “Original Principal Amount”) and all accrued and unpaid interest through February 22, 2013 in the amount of One Million Eighty Five Thousand Four Hundred Seventy Three and 33/100 Dollars ($1,085,471.33) set forth above (the “Prior Interest”) shall henceforth be evidenced by and paid, redeemed, and/or converted in accordance with the terms and conditions of this Debenture.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Holder, or its successors and assigns, (a) the Original Principal Amount (as may be reduced in accordance with the terms and conditions hereof, the “Principal”), (b) the Prior Interest, and (c) interest accruing on the outstanding Principal from and after the date hereof (“Interest”), in each case as and when due, whether upon the Maturity Date, upon acceleration or otherwise set forth herein or in the Forbearance Agreement (as defined below).

(1)           GENERAL TERMS.

(a)           Payment of Principal and Prior Interest.  Unless paid sooner as provided herein or in the Forbearance Agreement, on the Maturity Date the Company shall pay to the Holder or its assignee in whose name this Debenture is registered on the records of the Company regarding registration and transfers of debentures an amount in cash representing all outstanding Principal and Prior Interest.  The “Maturity Date” shall be January 31, 2014 as may be extended at the option of the Holder in its sole and exclusive discretion.

(b)           Interest.  Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to five percent (5%).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Unless paid sooner as provided herein or in the Forbearance Agreement, Interest accrued hereunder shall be paid on the Maturity Date to the Holder or its assignee in whose name this Debenture is registered on the records of the Company regarding registration and transfers of debentures.

(c)           Security.  The Debenture is secured by a security interest in all of the assets of the Company and of each of the Company’s subsidiaries as evidenced by and further described in the Forbearance Agreement and the other Forbearance Documents (as defined in the Forbearance Agreement).

(2)           EVENTS OF DEFAULT.

(a)           An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           the Company’s failure to pay to the Holder any amount of Principal, Interest, Prior Interest or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or other amounts hereunder) or any other agreement between or among the Company and/or any of its subsidiaries and the Holder, including, without limitation, the Forbearance Agreement;

(ii)          the Company or any subsidiary of the Company commences any action or proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto or any other action or proceeding under any other reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company; or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other action or proceeding which remains undismissed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such action or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any of its property which continues undischarged or unstayed for a period of sixty-one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall state that it is unable to pay its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)         the Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding One Hundred Thousand and 00/100 Dollars ($100,000.00), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable;

(iv)          the Common Stock is quoted or listed for trading on any of the following (each, a “Primary Market”) and it ceases to be so quoted or listed for trading and shall not again be quoted or listed for trading on any Primary Market within five (5) Trading Days (as defined below) of such delisting: (a) the NYSE Amex, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (“OTCBB”);

(v)           the Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined below) unless this Debenture is retired in connection with such Change of Control Transaction;

(vi)          the Company’s (A) failure to cure a Conversion Failure (as defined below) by delivery of the required number of shares of Common Stock within five (5) Business Days (as defined below) after the applicable Conversion Failure or (B) notice, written or oral, to any holder of this Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to Section 4(c) below;

(vii)         the Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within three (3) Business Days after such payment is due;

(viii)        the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture or any Transaction Document (as defined below) without regard to any cure or grace periods;

(ix)         the occurrence of a default or event of default under any other document, instrument, or agreement between or among the Company and/or any of its subsidiaries and the Holder; or

(x)           the occurrence of a Termination Event under and as defined in the Forbearance Agreement.

(b)           During the time that any portion of this Debenture, is outstanding, if any Event of Default has occurred, other than an Event of Default arising under Section 2(a)(ii), the full unpaid Principal amount of this Debenture, together with the Prior Interest and accrued and unpaid Interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash.  During the time that any portion of this Debenture is outstanding, upon the occurrence of any Event of Default arising under Section 2(a)(ii), the full unpaid Principal of this Debenture, together with the Prior Interest and accrued and unpaid Interest and other amounts owing in respect thereof, shall automatically, without any further notice, demand, or other action of any party, become immediately due and payable in cash.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3)          REDEMPTION.  The Company at its option shall have the right to redeem, with three (3) Business Days advance written notice (the “Redemption Notice”), all or any portion of the Principal outstanding under this Debenture at any time prior to the Maturity Date.  The redemption price shall be one hundred five percent (105%) of the Principal amount redeemed plus all outstanding Prior Interest and all accrued and unpaid Interest as of the date redeemed (the “Redemption Date”).  Notwithstanding the foregoing, following receipt of a Redemption Notice, the Holder shall be permitted to convert all or any portion of the unpaid Principal, Prior Interest, and/or accrued Interest of this Debenture not being redeemed by the Company.

(4)          CONVERSION OF DEBENTURE.  This Debenture shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section 4.

(a)           Conversion Right.  Subject to the provisions of Section 4(c) below, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 4(b) below, at the Conversion Rate (as defined below).  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 4(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i)           “Conversion Amount” means the portion of the Principal, Prior Interest, and/or accrued, but unpaid, Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)           “Conversion Price” means, as of any Conversion Date (as defined below), or other date of determination the lesser of (a) $0.10 (the “Fixed Conversion Price”), subject to adjustment as provided herein, or (b) one hundred percent (100%) of the lowest Closing Bid Price during the twenty (20) Trading Days immediately preceding the Conversion Date or other date of determination.

(b)           Mechanics of Conversion.

(i)           Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company and (B) if required by Section 4(b)(iii) below, surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction).  On or before the third Business Day following the date of receipt of a Conversion Notice, the Company shall (X) if legends are not required to be placed on certificates of Common Stock pursuant to the Securities Purchase Agreement (i) provided that the transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends or (Y) if legends are required under the applicable law, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall bear any restrictive legends.  If this Debenture is physically surrendered for conversion and the outstanding Principal, Prior Interest, and/or accrued, but unpaid, Interest of this Debenture is greater than the Principal, Prior Interest, and/or accrued, but unpaid, Interest portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new debenture representing the outstanding Principal, Prior Interest, and/or accrued, but unpaid, Interest not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii)           Company’s Failure to Timely Convert.  If within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the Closing Bid Price on the Conversion Date.

(iii)         Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion, transfer or assignment of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the Conversion Amount is equal to the outstanding amount of this Debenture on the Conversion Date or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture.  The Holder and the Company shall maintain records showing the Principal, Prior Interest, and accrued, but unpaid, Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c)           Limitation on Conversions.  The Company shall not effect any conversions of this Debenture and the Holder shall not have the right to convert any portion of this Debenture or receive shares of Common Stock as payment of interest hereunder to the extent that after giving effect to such conversion or receipt of such interest payment, the Holder, together with any “affiliate” (as defined in Rule 144 of the Securities Act) thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest (such limitation shall be referred to herein as the “Ownership Limitation”).  If the Holder has delivered a Conversion Notice for Conversion Amount that, without regard to any other shares that the Holder or its “affiliates” may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum amount permitted to be converted on such Conversion Date in accordance with Section 4(a) and, any Conversion Amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section 4(c) may be waived by a holder (but only as to itself and not to any other holder) upon not less than sixty-five (65) days prior notice to the Company.  Other holders shall be unaffected by any such waiver.

(d)           Other Provisions.

(i)           All calculations under this Section 4 shall be rounded to the nearest $0.0001 or whole share.

(ii)          Reservation of Common Stock.  The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time-to-time be sufficient to convert all outstanding Principal, Prior Interest, and accrued, but unpaid, Interest under this Debenture, based upon the Conversion Price.  If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within sixty (60) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

(iii)         Rule 144 Tacking Period.  The Company represents, warrants and agrees that this Debenture is being issued solely in exchange for the Prior Debentures and that for the purposes of Rule 144 of the Securities Act, this Debenture shall be deemed to have been acquired and fully paid for at the same time as the surrendered Prior Debentures, which in all cases is prior to one (1) year from the date of issuance of this Debenture.

(iv)          Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 above for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(5)          Adjustments to Conversion Price.

(a)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company, at any time while this Debenture is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)           Whenever the Conversion Price is adjusted pursuant to this Section 5, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c)           In case of any (i) merger or consolidation of the Company or any subsidiary of the Company with or into another Person, or (ii) sale by the Company or any subsidiary of the Company of more than one-half (½) of the assets of the Company or any subsidiary of the Company in one or a series of related transactions, the Holder shall have the right to (A) exercise any rights under Section 2(b) above, (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a principal amount equal to the aggregate Principal amount of this Debenture then held by the Holder, plus all Prior Interest and accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued debenture shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction.  The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section 5(c) upon any conversion or redemption following such event.  This provision shall similarly apply to successive such events.

(6)          REISSUANCE OF THIS DEBENTURE.

(a)           Transfer.  This Debenture shall be freely transferrable by the Holder without the consent of the Company or any other Person.  If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will, forthwith issue and deliver upon the order of the Holder a new debenture (in accordance with Section 6(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal and/or Prior Interest and accrued and unpaid interest being transferred by the Holder and, if less than the entire outstanding Principal and Prior Interest is being transferred, a new debenture (in accordance with Section 6(d)) to the Holder representing the outstanding Principal and Prior Interest not being transferred if required by the Holder.  The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 4(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal and/or Prior Interest represented by this Debenture may be less than the Principal and/or Prior Interest stated on the face of this Debenture.

(b)           Lost, Stolen, Destroyed or Mutilated Debenture.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new debenture (in accordance with Section 6(d) below) representing the outstanding Principal and Prior Interest at such time.

(c)           Debenture Exchangeable for Different Denominations.  This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new debenture or debentures (in accordance with Section 6(d) below) representing in the aggregate the outstanding Principal and Prior Interest of this Debenture, and each such new debenture will represent such portion of such outstanding Principal and Prior Interest as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Debentures.  Whenever the Company is required to issue a new debenture or debentures pursuant to the terms of this Debenture, each such new debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new debenture(s), the Principal remaining outstanding (or in the case of a new debenture or debentures being issued pursuant to Section 6(a) or Section 6(c) above, the Principal designated by the Holder which, when added to the Principal represented by the other new debenture(s) issued in connection with such issuance, does not exceed the Principal and Prior Interest remaining outstanding under this Debenture immediately prior to such issuance of new debenture(s)), (iii) shall have an issuance date(s), as indicated on the face(s) of such new debenture(s), which is(are) the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date and the Prior Interest remaining outstanding.

(7)          NOTICES.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	CirTran Corporation
4125 S. 6000 W.
West Valley City, Utah 84128
Attention: Iehab J. Hawatmeh
Telephone: (801) 963-5112
Facsimile: (801) 963-8823

With a copy (which shall not	Kruse Landa Maycock & Ricks, LLC
constitute notice) to:	136 East South Temple
Twenty-First Floor
Salt Lake City, Utah 84111
Attention: James R. Kruse, Esq.
Telephone: (801) 415-3000
Facsimile: (801) 415-3500

If to the Holder:	YA Global Investments, L.P.
101 Hudson Street – Suite 3700
Jersey City, New Jersey 07030
Attention: Mark Angelo
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

With a copy to:	David Gonzalez, Esq.
101 Hudson Street – Suite 3700
Jersey City, New Jersey 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

(8)          Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, Prior Interest of, Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct obligation of the Company.  As long as this Debenture is outstanding, the Company shall not, and shall cause its subsidiaries not to, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder (which shall include combining (by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares), (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares (as defined below) to the extent permitted or required under the Transaction Documents, or (iii) enter into any agreement with respect to any of the foregoing, in each case without the express written consent of the Holder.

(9)          This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10)       This Debenture shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws thereof.  Each of the parties consents to the jurisdiction of the Superior Courts of the State of New Jersey sitting in Hudson County, New Jersey and the U.S. District Court for the District of New Jersey sitting in Newark, New Jersey in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(11)        If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(12)        Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

(13)        If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of, Prior Interest of, or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14)       Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(15)        THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS DEBENTURE.

(16)        CERTAIN DEFINITIONS.  For purposes of this Debenture, the following terms shall have the following meanings:

(a)           “Bloomberg” means Bloomberg Financial Markets.

(b)           “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(c)           “Change of Control Transaction” means the occurrence of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of Convertible Securities (as defined below) of the Company shall not constitute a Change of Control Transaction for purposes hereof), (ii) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

(d)           “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(e)           “Common Stock” means the common stock, par value $.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(f)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)           “Forbearance Agreement” means that certain Forbearance Agreement dated March 1, 2012 (as may be amended, modified, supplemented and/or amended and restated from time to time) by and among the Holder, the Company, and the Company’s subsidiaries.

(i)            “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(j)           “Ratification Agreement” means that certain Ratification Agreement of even date herewith by and among the Holder, the Company, and the Company’s subsidiaries ratifying the Forbearance Agreement.

(k)           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l)           “Securities Purchase Agreement” means, collectively, the Securities Purchase Agreements that were entered into pursuant to each of the Prior Debentures by and among the Company and the Holder, and any amendments and supplements thereto.

(m)          “Trading Day” means a day on which the shares of Common Stock are quoted on the OTCBB or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(n)           “Transaction Documents” means the Forbearance Agreement, the other Forbearance Documents, the Ratification Agreement, the Securities Purchase Agreement, and any other documents, instruments, and agreements delivered in connection with the Securities Purchase Agreement including, without limitation, the Irrevocable Transfer Agent Instructions.

(o)           “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the Company has caused this Amended, Restated, and Consolidated Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

CIRTRAN CORPORATION,
a Nevada corporation

By: /s/ Iehab J. Hawatmeh
Name: Iehab J. Hawatmeh
Title: President & CEO

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert US$__________ of the principal amount of the above Debenture into Shares of Common Stock of CirTran Corporation, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	US$
Amount of Debenture unconverted:	US$ Principal:
US$ Prior Interest:
US$ Accrued and Unpaid Interest:
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Issue to:
Authorized Signature:
Name:
Title:
Phone Number:
Broker DTC Participant Code:
Account Number: